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News Release

Contact:

Colleen T. White, Corporate Communications – 201-847-5369

Patricia A. Spinella, Investor Relations – 201-847-5453

BD to Acquire TriPath Imaging, Inc.

• Advances BD’s position in cancer diagnostics
• BD senior management to address announcement at upcoming investor conferences

Franklin Lakes, NJ (September 8, 2006) – BD (Becton, Dickinson and Company) (NYSE:BDX) announced today that it has signed a definitive agreement to acquire the 93.5% of the outstanding shares of TriPath Imaging (Nasdaq:TPTH) which BD does not currently own, for a cash purchase price of $9.25 per share, or approximately $350 million. The acquisition is expected to be completed by the end of BD’s first fiscal quarter 2007 following the satisfaction of the conditions to the closing that include antitrust clearance and other customary conditions, and the requisite approval by the TriPath Imaging shareholders. TriPath Imaging has agreed to use its reasonable best efforts to hold a special meeting of its shareholders, as promptly as practicable, for the purpose of considering the acquisition and to file a proxy statement and solicit proxies in favor of its approval.

TriPath Imaging develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. Since 2001, BD has been collaborating with the company to identify bio-markers for various cancer diagnostics. Researchers worldwide use BD’s flow cytometry systems for detection of lymphoma and leukemia, and these systems and related products fit well with TriPath Imaging’s diagnostics testing requirements. In addition to its existing cervical cancer screening technology, TriPath Imaging is developing molecular screening tools in the areas of breast, cervical, ovarian and prostate cancers.

“Expanding BD’s presence in cancer diagnostics is a key element of our strategy to drive revenue growth through innovation,” stated Edward J. Ludwig, Chairman, President and Chief Executive Officer of BD. “Cancer remains one of the highest causes of death in the world. We believe that this acquisition positions BD to have significant impact in the marketplace and to advance treatments through more accurate and timely diagnosis, in line with our purpose of helping all people live healthy lives.”

The combination of BD’s and TriPath Imaging’s biomarkers, sample acquisition/processing, reagent systems and instrumentation technologies will provide BD with the technological foundation for innovative oncology management in cancer centers, hospitals and laboratories worldwide. These oncology management products are intended to span cancer screening, diagnosis, prognosis and therapy monitoring.

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 “We see two business opportunities arising from this acquisition. First, to continue driving TriPath Imaging’s cervical cancer screening business, and second, to align their innovative new technologies with BD’s existing business strategies,” said Vincent A. Forlenza, BD Executive Vice President. “This acquisition is a natural complement to ongoing bio-marker research programs within BD, with the potential to leverage BD instrumentation.”

As previously stated in BD’s August 14, 2006 press release relating to its submission of a proposal to acquire TriPath, the acquisition is expected to be minimally dilutive to BD’s fiscal 2007 earnings (excluding an anticipated charge for in-process research and development). BD will provide guidance for fiscal 2007 during its fiscal fourth quarter earnings call on November 2, 2006.

BD senior management will address this announcement at two upcoming investor healthcare conferences. Remarks will be webcast live and can be accessed from the BD corporate website at www.bd.com/investors and will be available for replay for one week from the date of the presentation. Vincent A. Forlenza, Executive Vice President, will present at the Thomas Weisel Partners Healthcare Conference 2006 today at 9:45 a.m. (ET). Edward J. Ludwig, Chairman, President and Chief Executive Officer, will present at the Bear Stearns 19th Annual Healthcare Conference on Tuesday, September 12, 2006 at 2:00 p.m. (ET).

About BD
BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs more than 25,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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This press release contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s performance, including future performance, products or other events or developments that BD expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; difficulties inherent in product development and delays in product introductions; changes in regional, national or foreign economic conditions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; changes in healthcare or other governmental regulation; as well as other factors discussed in this press release and in BD’s filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.